Exhibit 21
                   Certain Subsidiaries of Markel Corporation


                                                  State or Other
                                                  Jurisdiction of
                                                  Incorporation or
Subsidiary                                        Organization
-----------                                       ------------------
Essex Insurance Company                           Delaware
Markel Insurance Company                          Illinois
Markel American Insurance Company                 Virginia
Shand/Evanston Group, Inc.                        Virginia
  Evanston Insurance Company                      Illinois
Investors Insurance Holding Corporation           New Jersey
  Investors Insurance Company of America          New Jersey